Exhibit 13

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated May 10, 2018, on the financial statements of StreamNet Inc. as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and for the period from inception (July 1, 2016) to December 31, 2016 in the form 1K. I also consent to application of such report to the financial information in the in the form 1K, when such financial information is read in conjunction with the financial statements referred to in our report

/s/ AJ Robbins CPA LLC

Denver, Colorado

May 16, 2018